Exhibit 99.2

Immediate	Karen Widmayer: Media Contact
(202) 729-1789
karen.widmayer@carramerica.com
Stephen Walsh: Analyst Contact
(202) 729-1764
stephen.walsh@carramerica.com

CARRAMERICA ANNOUNCES FOURTH QUARTER 2005 FINANCIAL RESULTS

Washington D.C. – January 26, 2006 – CarrAmerica Realty Corporation (NYSE:CRE) today reported fourth quarter 2005 diluted earnings per share of $0.41 on net income of $28.2 million, compared to diluted earnings per share of $0.42 on net income of $26.8 million for the fourth quarter of 2004. For the year ended December 31, 2005, diluted earnings per share, including the impairment charges discussed below, were $2.29 on net income of $148.7 million compared to $1.43 on net income of $93.6 million a year ago. Net income for the three and twelve months ended December 31, 2005 includes gains from disposition of properties of $26.9 million and $130.7 million, respectively. Net income for the three and twelve months ended December 31, 2004 includes gains from dispositions of properties of $27.7 million and $47.5 million, respectively.

For the fourth quarter of 2005, diluted funds from operations available to common shareholders (Diluted FFO), including the impairment charges discussed below, were $39.4 million or $0.62 per share compared to $33.8 million or $0.62 per share for the fourth quarter of 2004. Diluted FFO for the year ended December 31, 2005 was $162.9 million or $2.63 per share as compared to $184.9 million or $3.09 per share for the same period in 2004. The gains associated with the disposition of real estate had no impact on reported Diluted FFO or Diluted FFO per share.

The three and twelve months ended December 31, 2005 include $5.5 million and $10.4 million, respectively, of impairment losses as compared to $2.5 million in the three and twelve months ended December 31, 2004.

Portfolio Report

CarrAmerica President and COO, Philip L. Hawkins, commented, “The markets continue to recover in line with our expectations with good leasing activity, decreasing vacancies and improving rental economics.” Mr. Hawkins continued, “In 2006, we expect to concentrate on continued increased occupancy within our portfolio and a renewed focus on the creation of new Class A product through our development team.”

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CarrAmerica Release of January 26, 2006

Page Two

Occupancy for consolidated properties was 89.4% at December 31, 2005 as compared to 88.2% at December 31, 2004. Same store property operating income for the fourth quarter of 2005 was flat on a GAAP basis over the same period in 2004 due primarily to higher average occupancies offset by the impact of rental rates in new leases being substantially lower than rental rates in expiring leases in many of CarrAmerica’s markets. The average occupancy rate for same store properties was 89.7% in the fourth quarter of 2005, up from 89.0% during the fourth quarter of 2004. The Company has executed leases for approximately 500,000 square feet of office space for which revenue recognition has not yet begun and which are not included in its occupancy statistics as of December 31, 2005.

For the fourth quarter of 2005, rental rates decreased 16.7% on average on the leases executed during the quarter. The Company leased 500,000 square feet of office space in the fourth quarter of 2005 versus 1.1 million square feet for the same period in 2004. For the year ended December 31, 2005, CarrAmerica leased a total of 2.9 million square feet of office space as compared to 3 million square feet for the same period in 2004.

Acquisitions

During the fourth quarter, CarrAmerica acquired Tyson’s International Plaza, comprised of two, 10-story Class A office buildings totaling 434,606 square feet in Tysons Corner, Virginia, for $123.0 million. The project is 73% committed, and is expected to provide a year one GAAP return of approximately 5.4% and a stabilized GAAP return of approximately 7%.

Also during the fourth quarter, CarrAmerica acquired 18911 and 19015 North Creek Plaza in Bothell, Washington for $45.4 million. The project is comprised of two, Class A office buildings totaling 193,454 square feet. The project is 93% committed, and is expected to provide a year one GAAP return of approximately 6% and a stabilized GAAP return of approximately 7.2%.

For the full year 2005, CarrAmerica acquired property totaling approximately $429.0 million, including its pro rata share of assets acquired in joint ventures.

Subsequent to the end of the fourth quarter, CarrAmerica closed on the acquisition of the Casey Family Building, a 77,759 square foot office building, and adjacent land parcels expected to support the additional development of approximately 600,000 square feet of office and retail space in Seattle, Washington for $52.0 million. The Casey Family building, which was acquired for $22.0 million, is 100% leased, and is expected to provide a year one GAAP and stabilized GAAP return of approximately 7.6%. The development of the adjacent land parcels is expected to occur over a three to five year period, and to provide a stabilized GAAP return approximately 100-200 basis points higher than that of the Casey Family Building.

Also subsequent to the end of the fourth quarter, CarrAmerica closed on the acquisition of 3553 North First Street in San Jose, California, an 85,585 square foot office building, for $10.3 million. The property is expected to provide a year one GAAP return of approximately 2.2%, and a stabilized GAAP return of approximately 9.3%. These expected returns reflect a four month leaseback to NetIQ and CarrAmerica’s estimates as to the leasing of the building thereafter.

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CarrAmerica Release of January 26, 2006

Page Three

Dispositions

During the fourth quarter, CarrAmerica completed the following property sales:

•	Six buildings totaling 166,928 square feet in San Jose, California for $19.2 million with a gain of $3.0 million.

•	One building totaling 92,000 square feet in Phoenix, Arizona for $12.0 million with no gain or loss. CarrAmerica had previously recognized an impairment loss of $0.2 million associated with the sale of this building.

•	One building totaling 145,444 square feet in Burbank, California for $42.8 million with a gain of $15.7 million. The building was 36% leased at the time of the sale.

•	Four buildings totaling 533,371 square feet in Dallas, Texas for $43.0 million with a $1.0 million gain. CarrAmerica had previously recognized impairment losses of approximately $5.8 million associated with the sale of these buildings.

Also during the fourth quarter, a joint venture in which CarrAmerica is a 20% partner sold 300 W. 6th Street, a 428,000 square foot building in Austin, Texas for $131.7 million. Net proceeds to CarrAmerica after repayment of property level debt was approximately $16.6 million, and CarrAmerica realized a gain of approximately $7.7 million net of $4.0 million of tax in connection with the sale.

For the full year 2005, CarrAmerica sold properties or interests in properties totaling approximately $477.0 million, and recognized gains net of impairment charges of $120.3 million. Under the NAREIT definition of FFO, gains on property sales are excluded from FFO but impairment charges reduce Diluted FFO.

Subsequent to the end of the fourth quarter, CarrAmerica sold a 258,058 square foot building in Reston, Virginia for $51.9 million with a gain of approximately $17.7 million. The building was approximately 17% leased at the time of the sale.

In the fourth quarter, CarrAmerica announced its plans to market its wholly-owned Denver and Chicago properties (with the exception of One Parkway North in Chicago) for sale and expects to reinvest those proceeds into office properties in CarrAmerica’s other markets. The Company expects to begin marketing those assets in the first quarter of 2006. There can be no assurance that these dispositions will be consummated on favorable terms, if at all.

Development

CarrAmerica’s current development pipeline includes one project under construction in the Legacy submarket of Dallas. The project, Three Legacy Town Center, is approximately 154,000 square feet with a projected total project cost of $25.0 million and a year one stabilized GAAP return of 9.3%. The project is a joint venture of CarrAmerica and institutional investors advised by JPMorgan Asset Management. Completion is scheduled for June 2006.

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CarrAmerica Release of January 26, 2006

Page Four

In addition, CarrAmerica’s development pipeline for 2006 is expected to include commitments for $300 to $500 million in new, wholly owned and joint venture development projects, of which CarrAmerica’s share is expected to be $200 to $300 million. This includes the first phase of the recently announced Casey Project in the South Lake Union submarket of Seattle, which, when fully built out, will include approximately 600,000 square feet of office and retail space. We also anticipate that the 2006 pipeline will include an assemblage in Washington, D.C. at 901 K Street, NW, to include the development of a 200,000 square foot, Class A office building and restoration of the historic Mt. Vernon United Methodist Church, with total project costs projected to be approximately $104.0 million. Both of these projects are scheduled for construction commencement in late 2006 or early 2007. We also expect to begin the development of additional projects (including projects in joint ventures) in San Diego, Austin, Salt Lake City, and Seattle.

Capital Markets

In the fourth quarter, CarrAmerica issued an aggregate of $250.0 million principal amount of senior unsecured notes that bear interest at 5.50% and mature on December 15, 2010. In addition, the company repaid $19.0 million in mortgage indebtedness and $15.4 million of notes payable.

CarrAmerica’s Annual Meeting to be Held on April 27, 2006

CarrAmerica also announced that its Annual Meeting of Stockholders will be held on Thursday, April 27, 2006 at the Willard Inter-Continental Hotel in Washington, D.C., commencing at 9:30 a.m. ET. The record date for determination of the right to vote at the Annual Meeting of Stockholders is March 3, 2006.

CarrAmerica Earnings Estimates

On Friday, January 27, CarrAmerica management will discuss earnings guidance for 2006. Diluted earnings per share of $0.25 - $0.43 and Diluted FFO per share of $2.52 - $2.70 will be discussed. First quarter 2006 diluted earnings per share and Diluted FFO per share of $0.28 - $0.34 and $0.62 - $0.68, respectively, will also be discussed. The projections for 2006 are based in part on the following assumptions:

2006
Average Office Portfolio Occupancy	91.0% - 93.0%
Real Estate Service Revenue	$22.0 - $24.0 million
General and Administrative Expense	$42.0 - $44.0 million
Termination Fees	$1.0 - $3.0 million

Estimates for 2006 include gains on the sale of property already completed (approximately $17.7 million) and previously discussed above but exclude any other potential gains, losses or asset impairments associated with property dispositions currently in process, contemplated or otherwise, including any potential gains or losses or asset impairments that may in the future be recognized as a result of the sale of some or all of

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CarrAmerica Release of January 26, 2006

Page Five

CarrAmerica’s properties located in Chicago and Denver. Any gains or losses on the sales of real estate will have an impact on net income, which may be material, but will not have an impact on FFO, since those amounts are not added back in the calculation of FFO. Any impairments of real estate will negatively impact both net income and FFO, which may be material.

CarrAmerica’s 2006 estimate also assumes that straight-line rents on in-place leases that expire in 2006 exceed market rental rates by 10.0% -12.0%. For 2006, on a weighted basis, building acquisitions are expected to approximately equal dispositions.

CarrAmerica Announces Fourth Quarter Dividend

The Board of Directors of CarrAmerica today declared a fourth quarter dividend for its common stock of $0.50 per share. The dividend will be payable to shareholders of record as of the close of business on February 17, 2006. CarrAmerica’s common stock will begin trading ex-dividend on February 15, 2006 and the dividend will be paid on February 28, 2006. The Company also declared a dividend on its Series E preferred stock. The Series E Cumulative Redeemable preferred stock dividend is $.46875 per share. The Series E preferred stock dividends are payable to shareholders of record as of the close of business on February 17, 2006. The preferred stock will begin trading ex-dividend on February 15, 2006 and the dividends will be paid on February 28, 2006.

Solely for purposes of satisfying U.S. federal income tax withholding obligations under section 1.1445-8 of the federal income tax regulations with respect to payments to certain affected non-U.S. stockholders, the Company will characterize 100% of each of the fourth quarter dividends described above paid to certain affected non-U.S. stockholders as a capital gain dividend to reflect the taxable composition of its aggregate dividend payment to stockholders in 2005.

Accordingly, the Company will characterize as a capital gain dividend $0.50 per share of the dividend for its common stock and $0.46875 per share of the dividend for its Series E preferred stock. This characterization is relevant only for purposes of withholding on payments to certain affected foreign stockholders and has no effects on U.S. stockholders.

CarrAmerica Fourth Quarter Webcast and Conference Call

CarrAmerica will conduct a conference call to discuss 2005 fourth quarter results on January 27, 2006, at 11:00 am ET. A live webcast of the call will be available through a link at CarrAmerica’s web site, www.carramerica.com. The phone number for the conference call is 1-800-475-3716 for U.S. participants and 1-719-457-2728 for international participants. The call is open to all interested persons. A taped replay of the conference call can be accessed from 2:00 PM ET on January 27, 2006 through midnight on February 10, 2006 by dialing 1-888-203-1112 for U.S. callers and 1-719-457-0820 for international callers, passcode 9698240.

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CarrAmerica Release of January 26, 2006

Page Six

A copy of supplemental material on the Company’s fourth quarter operations is available on the Company’s web site, www.carramerica.com, or by request from:

Stephen Walsh

CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

(Telephone) 202-729-1764

E-mail: stephen.walsh@carramerica.com

CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The company has become one of America’s leading office companies by meeting the needs of its customers with superior service, a large portfolio of quality office properties and extraordinary development capabilities. Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 285 operating office properties, totaling approximately 26.3 million square feet. CarrAmerica’s markets include Austin, Chicago, Dallas, Denver, Los Angeles, Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at http://www.carramerica.com.

Estimates of Diluted FFO and earnings per share and certain other statements in this release, including management’s expectations about, among other things, operating performance and financial conditions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, dividends, achievements or transactions of the company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office space, the extent, strength and duration of any economic recovery, including the effect on demand for office space and the creation of new office development, availability and creditworthiness of tenants, the level of lease rents, and the availability of financing for both tenants and CarrAmerica; adverse changes in real estate markets, including, among other things, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for office space in CarrAmerica’s core markets and barriers to entry into markets which we may seek to enter in the future, the extent of the decreases in rental rates, our CarrAmerica’s ability to identify and consummate attractive acquisitions on favorable terms, CarrAmerica’s ability to consummate any planned dispositions in a timely manner and on acceptable terms, CarrAmerica’s ability to successfully reinvest the proceeds from dispositions in other properties or markets with improved returns, CarrAmerica’s ability to complete development projects on time and within budget and CarrAmerica’s ability to stabilize such projects, and changes in operating costs, including real estate taxes, utilities, insurance and security costs; actions, strategies and performance of affiliates that we may not control or companies in which we have made investments; ability to obtain insurance at a reasonable cost; ability to maintain CarrAmerica’s status as a REIT for federal and state income tax purposes; ability to raise capital; effect of any terrorist activity or other heightened geopolitical crisis; governmental actions and initiatives; and environmental/safety requirements. For a further discussion of these and other factors that could impact the company’s future results, performance, achievements or transactions, see the documents filed by the company from time to time with the Securities and Exchange Commission, and in particular the section titled, “The Company — Risk Factors” in the company’s Annual Report or Form 10-K.

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CARRAMERICA REALTY CORPORATION

Consolidated Balance Sheets

(In thousands)	December 31, 2005	December 31, 2004
	(Unaudited)
Assets
Rental property:
Land	$761,901	$779,482
Buildings	2,045,146	2,064,678
Tenant improvements	469,633	448,515
Furniture, fixtures and equipment	49,007	45,879

	3,325,687	3,338,554
Less: Accumulated depreciation	(755,647)	(750,530)

Net rental property	2,570,040	2,588,024

Land held for future development or sale	40,141	41,676
Assets held for sale	33,840	—
Cash and cash equivalents	15,811	4,735
Restricted deposits	4,472	1,364
Accounts and notes receivable, net	61,358	52,438
Investments in unconsolidated entities	130,384	138,127
Accrued straight-line rents	88,162	84,396
Tenant leasing costs, net	60,922	53,908
Intangible assets, net	124,554	98,354
Prepaid expenses and other assets	22,488	18,170

	$3,152,172	$3,081,192

Liabilities and Stockholders’ Equity
Liabilities:
Mortgages and notes payable, net	$1,875,706	$1,941,130
Accounts payable and accrued expenses	110,953	107,409
Rent received in advance and security deposits	32,534	40,304

	2,019,193	2,088,843
Minority interest	58,470	65,378
Stockholders’ equity:
Preferred stock	201,250	201,250
Common stock	587	548
Additional paid-in capital	1,153,045	1,025,388
Cumulative dividends in excess of net income	(280,708)	(300,500)
Accumulated other comprehensive income	335	285

	1,074,509	926,971

Commitments and contingencies
	$3,152,172	$3,081,192

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share amounts)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Rental income (1):
Minimum base rent	$97,059	$95,471	$374,827	$364,070
Recoveries from tenants	16,139	14,566	58,667	55,753
Parking and other tenant charges	2,935	3,501	15,398	18,126

Total rental revenue	116,133	113,538	448,892	437,949
Real estate service revenue	7,813	6,327	23,736	23,328

Total operating revenues	123,946	119,865	472,628	461,277

Operating expenses:
Property expenses:
Operating expenses	30,295	29,688	116,954	113,279
Real estate taxes	10,288	10,166	40,487	39,245
General and administrative	10,829	10,517	41,878	41,851
Depreciation and amortization	35,514	32,625	133,923	119,916

Total operating expenses	86,926	82,996	333,242	314,291

Real estate operating income	37,020	36,869	139,386	146,986
Other (expense) income:
Interest expense	(30,997)	(32,440)	(117,743)	(114,978)
Equity in earnings of unconsolidated entities	803	(631)	3,554	6,760
Interest and other income	2,065	952	7,086	2,681

Net other expense	(28,129)	(32,119)	(107,103)	(105,537)

Income from continuing operations before income taxes, minority interest, impairment losses on real estates and gain on sale of properties	8,891	4,750	32,283	41,449
Income taxes	103	(207)	(627)	(342)
Minority interest	(2,609)	(5,313)	(9,773)	(11,670)
Impairment loss on real estate	(3,700)	—	(3,700)	—
Gain on sale of properties	7,738	27,658	96,524	27,600

Income from continuing operations	10,423	26,888	114,707	57,037
Discontinued operations - Net operations of sold properties	17,759	(94)	34,012	36,550

Net income	28,182	26,794	148,719	93,587

Less: Dividends on preferred and restricted stock	(4,027)	(3,971)	(16,111)	(15,885)

Net income available to common shareholders	$24,155	$22,823	$132,608	$77,702

Basic net income per share:
Continuing operations	$0.12	$0.42	$1.75	$0.77
Discontinued operations	0.30	—	0.61	0.67

Net income	$0.42	$0.42	$2.36	$1.44

Diluted net income per share:
Continuing operations	$0.11	$0.42	$1.74	$0.76
Discontinued operations	0.30	—	0.55	0.67

Net income	$0.41	$0.42	$2.29	$1.43

NOTE: (1) Rental income includes $7,082 and $1,397 of accrued straight line rents for the three months ended Dec. 31, 2005 and 2004, respectively, and $13,056 and $6,149 for the twelve months ended Dec. 31, 2005 and 2004, respectively.

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CARRAMERICA REALTY CORPORATION

Consolidated Statements of Cash Flow

(In thousands)	Twelve Months Ended December 31,
	2005	2004
	(Unaudited)
Cash flow from operating activities:
Net income	$148,719	$93,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,412	135,095
Minority interest	9,773	11,670
Equity in earnings of unconsolidated entities	(3,554)	(6,760)
Operating distributions from unconsolidated entities	7,295	5,705
Gain on sale of properties	(96,524)	(27,600)
Gain on sale of properties - discontinued operations	(34,141)	(19,870)
Gain on sale of residential property	(375)	(326)
Impairment losses on real estate	10,359	2,524
Lease intangibles amortization	10,304	(175)
Amortization of deferred financing costs	4,634	5,083
(Recovery of) provision for uncollectible accounts	(713)	1,552
Stock based compensation	5,634	4,138
Other	2,824	(1,688)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	(896)	3,239
Increase in accrued straight-line rents	(13,405)	(6,149)
Additions to tenant leasing costs	(17,006)	(14,538)
Increase in intangible assets	(23,909)	(5,014)
Increase in prepaid expenses and other assets	(7,955)	(1,364)
Decrease in accounts payable and accrued expenses	(17,030)	(4,961)
(Decrease) increase in rent received in advance and security deposits	(10,460)	5,787

Total adjustments	(33,733)	86,348

Net cash provided by operating activities	114,986	179,935

Cash flows from investing activities:
Rental property additions	(13,380)	(10,516)
Additions to tenant improvements	(53,802)	(48,327)
Additions to land held for development or sale and construction in progress	(2,445)	(3,656)
Rental property acquisitions and deposits	(393,912)	(449,170)
Issuance of notes receivable	(12,615)	(31,230)
Payments on notes receivable	6,448	—
Distributions from unconsolidated entities	23,709	24,741
Investments in unconsolidated entities	(16,073)	(15,294)
Acquisition of minority interest	(6,559)	(5,392)
Increase in restricted deposits	(828)	1,185
Proceeds from sale of residential property	1,663	2,727
Proceeds from sales of properties	449,472	233,365

Net cash used in investing activities	(18,322)	(301,567)

Cash flows from financing activities:
Issuance of common stock	99,408	—
Exercises of stock options	23,349	43,449
Repayment of unsecured notes	(100,000)	(150,000)
Termination of interest rate swap agreement	(1,996)	—
Proceeds from the issuance of unsecured notes, net	247,470	419,967
Net (repayments) borrowings on unsecured credit facility	(175,000)	51,500
Net repayments of mortgages and notes payable	(38,822)	(107,886)
Dividends and distributions to minority interests	(139,997)	(134,962)

Net cash (used in) provided by financing activities	(85,588)	122,068

Increase in cash and cash equivalents	11,076	436
Cash and cash equivalents, beginning of the period	4,735	4,299

Cash and cash equivalents, end of the period	$15,811	$4,735

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $76 and $457 for the twelve months ended December 31, 2005 and 2004, respectively)	$119,102	$112,088

Income tax payments	$4,787	$(54)

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CARRAMERICA REALTY CORPORATION

Funds From Operations

Funds from operations (“FFO”) and funds available for distribution (“FAD”) are used as measures of operating performance for real estate companies. We provide FFO and FAD as a supplement to net income calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Although FFO and FAD are widely used measures of operating performance for equity REITs, they do not represent net income calculated in accordance with GAAP. As such, they should not be considered an alternative to net income as an indication of our operating performance. In addition, FFO or FAD does not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance GAAP), excluding gains (losses) on sales of property, plus depreciation and amortization of assets uniquely significant to the real estate industry and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

We believe that FFO and FAD are helpful to investors as a measure of our performance because they exclude various items included in net income that do not relate to or are not indicative of our operating performance, such as gains and losses on sales of real estate and real estate related depreciation and amortization, which can make periodic analyses of operating performance more difficult to compare. FAD deducts various capital items and non-cash revenue from diluted FFO available to common shareholders. Our management believes, however, that FFO and FAD, by excluding such items, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates, can help compare the operating performance of a company’s real estate between periods or as compared to different companies. Our FFO or FAD may not be comparable to FFO or FAD reported by other REITs. These REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than us. They may include or exclude items which we include or exclude from FAD.

(Unaudited and in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net income	$28,182	$26,794	$148,719	$93,587
Adjustments: Minority interest	2,609	5,313	9,773	11,670
FFO allocable to the minority Unitholders	(2,729)	(3,687)	(12,982)	(14,400)
Depreciation and amortization - Consolidated properties	33,756	30,890	126,681	122,989
Depreciation and amortization - Unconsolidated properties	4,506	3,817	16,821	15,002
Depreciation and amortization - Discontinued operations	737	2,589	7,488	5,375
Amortization - Allowances for tenant owned improvements	727	—	1,178	—
Minority interests’ (non Unitholders) share of depreciation, amortization and net income	(194)	(266)	(998)	(1,064)
(Gain) loss on sale of properties	(26,939)	(27,658)	(130,665)	(47,470)

FFO as defined by NAREIT	40,655	37,792	166,015	185,689
Less: Preferred dividends and dividends on unvested restricted stock	(4,027)	(3,971)	(16,111)	(15,167)

FFO attributable to common shareholders	36,628	33,821	149,904	170,522
FFO allocable to the minority Unitholders	2,729	—	12,982	14,400

Diluted FFO available to common shareholders(1)	$39,357	$33,821	$162,886	$184,922

Less: Lease commissions	(4,088)	(4,486)	(17,007)	(14,540)
Lease incentives and allowances for tenant owned improvements	(19,882)	(1,277)	(23,081)	(3,704)
Tenant improvements	(18,115)	(12,064)	(42,704)	(48,327)
Building capital additions	(5,968)	(4,497)	(13,607)	(10,612)
Lease intangible amortization(3)	2,453	530	9,129	(173)
Impairment losses	5,500	2,524	10,359	2,524
Straight line rent	(7,082)	(1,397)	(13,055)	(6,149)
FFO allocable to the minority Unitholders	—	3,687	—	—

Funds available for distribution to common shareholders(2)	$(7,825)	$16,841	$72,920	$103,941

1	Diluted funds from operations is computed as FFO attributable to common shareholders adjusted to reflect all operating partnership units as if they were converted to common shares for any period in which they are not antidilutive.
2	Adjustments to arrive at FAD do not include amounts associated with properties in unconsolidated entities.
3	Amortization associated with above/below market leases and lease incentives.

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Diluted net income per common share	$0.41	$0.42	$2.29	$1.43

Add: Depreciation and amortization	0.62	0.68	2.46	2.40
Gain on sale of properties	(0.42)	(0.50)	(2.11)	(0.79)
Minority interest adjustment	0.04	0.02	(0.01)	0.20
Adjustment for share difference	(0.03)	—	—	(0.15)

Diluted funds from operations available to common shareholders	$0.62	$0.62	$2.63	$3.09

Weighted average common shares outstanding:
Diluted net income	58,065	54,865	61,848	54,414
Diluted funds from operations	63,621	54,865	61,848	59,858

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CARRAMERICA REALTY CORPORATION

Funds From Operations (con’t)

(Unaudited and in thousands, except per share amounts)	Projected Three Months Ended March 31, 2006	Projected Twelve Months Ended December 31, 2006
Projected diluted net income per common share	$0.28 -0.34	$0.25 - 0.43

Add: Projected depreciation and amortization	0.59	2.40
Projected minority interest	0.05	0.13
Projected amortization of tenant owned improvement allowances	0.01	0.04
Less: Gain on sale of properties	(0.28)	(0.28)
Projected adjustment for share difference	(0.03)	(0.02)

Projected diluted funds from operations per common share	$0.62 -0.68	$2.52 - 2.70

Projected weighted average common shares outstanding:
Projected diluted net income	58,700	59,100
Projected diluted funds from operations	63,800	64,200

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